EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-61373, No. 333-06119, No. 333-34988, No. 333-51478, No. 333-56831, No. 333-115836, No. 333-151116, No. 333-210465, and No. 333-218052 on Form S-8, and No. 333-198738 on Form S-3 of our report dated March 31, 2020, relating to the consolidated financial statements of Ross Stores, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended February 1, 2020.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 31, 2020